FOR IMMEDIATE RELEASE

For more information:
Jim DeNike Corixa Corporation 206-754-5716 denike@corixa.com	Jill Dolgin GlaxoSmithKline 919-483-2839 jill.g.dolgin@gsk.com	Mike Beyer Sam Brown Inc. 312-961-2502

BEXXAR® RECEIVES STRONG SUPPORT FROM FDA ADVISORY PANEL

ODAC Panel Agrees that BEXXAR Studies Show Clinical Benefit in
Chemotherapy- and Rituximab-Refractory Low-grade,
Transformed Low-grade NHL

SEATTLE and PHILADELPHIA, December 17, 2002 – Corixa Corporation (Nasdaq: CRXA) and GlaxoSmithKline (NYSE: GSK) today announced that the U.S. Food and Drug Administration (FDA) Oncologic Drugs Advisory Committee (ODAC) agreed that studies of the investigational radioimmunotherapy BEXXAR® (tositumomab and iodine I 131 tositumomab) provided substantial evidence of clinical benefit in both rituximab-refractory patients and in chemotherapy-refractory, low-grade and follicular non-Hodgkin’s lymphoma (NHL), with or without transformation. The panel voted 10-3 in support of the efficacy of BEXXAR therapy in rituximab-refractory patients and unanimously supported its clinical utility in chemotherapy-relapsed and refractory, low-grade NHL, with or without transformation. BEXXAR therapy is being co-developed in the United States by Corixa and GlaxoSmithKline.

The FDA is not bound by the Committee’s action, but often takes its recommendations into consideration when determining marketing approval of a new product. The new Prescription Drug User Fee Act (PDUFA) goal date for the FDA to complete its review of all materials regarding BEXXAR therapy is May 2, 2003.

“We are very pleased to have the endorsement of ODAC on the clinical benefit demonstrated by BEXXAR therapy in our clinical trials,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa Corporation. “These positive panel votes validate many years of hard work by dedicated researchers and move us closer to being able to provide an important treatment option for physicians and their patients with low-grade non-Hodgkin’s lymphoma.”

“The compelling testimony provided by several patients who have battled NHL highlights the need for new treatment alternatives,” said Kevin Lokay, vice president of Oncology at GlaxoSmithKline. “We look forward to continuing to work with Corixa and the FDA to complete the regulatory process and make BEXXAR therapy available to appropriate patients as soon as possible.”

“Clinical trial results with BEXXAR therapy demonstrate that patients with relapsed or refractory low-grade NHL, even those who have been heavily pretreated, can achieve durable complete responses,” explained Richard I. Fisher, M.D., director, James P. Wilmot Cancer Center, University of Rochester. “A therapy that can produce complete remissions that last more than a year, and in some cases as long as 8 years, after a single treatment would be a significant addition to our arsenal against the most aggressive forms of NHL.”

The committee reached its conclusions following presentations from Corixa and the FDA regarding the safety and efficacy of BEXXAR therapy from a number of clinical trials, including studies that examined the effects of BEXXAR therapy on duration of clinical response in multiple relapsed, chemotherapy-refractory patients. Data were also presented from a randomized clinical trial comparing the efficacy of BEXXAR vs. the non-radiolabeled antibody present in the product. In addition, data were presented from a study of BEXXAR safety and efficacy in rituximab-failure patients. BEXXAR therapy resulted in a high level of durable responses across multiple clinical studies.

According to research presented to the Committee in the public meeting, 30 percent of the 250 patients evaluated in 5 clinical trials had a durable response to BEXXAR therapy with a time to progression of a year or more. These patients had a median time to disease progression of approximately 5 years, with some patients showing no signs of disease progression at up to 8 years.

The panel voted unanimously that the overall response rates and durations of responses observed across the 5 clinical trials conducted with BEXXAR therapy, in light of the toxicity profile observed, were likely to predict clinical benefit in patients with chemotherapy-refractory, low-grade and follicular NHL, with or without transformation. The majority of panel members (10 to 3) agreed that the results from a trial in Rituxan-refractory patients, plus data from other clinical trials, constituted substantial evidence of clinical benefit. The panel also made recommendations to the FDA about the designs of post-approval clinical trials already agreed to by Corixa.

About BEXXAR and Non-Hodgkin’s Lymphoma

BEXXAR combines the targeting ability of a monoclonal antibody and the therapeutic potential of radiation, with patient-specific dosing. The radiolabeled monoclonal antibody attaches to the target molecule CD20 found on NHL cells, thereby mediating an immune response and delivering a dose of Iodine-131 radiation to tumor cells. BEXXAR therapy is the only investigational NHL therapy that is precisely dosed based on individual drug clearance rates, resulting from such factors as tumor size. Patient-specific dosing allows for the delivery of a predictable amount of radiation to each patient.

Non-Hodgkin’s lymphoma is a form of cancer that affects the blood, bone marrow and lymphatic tissues. NHL currently is the sixth leading cause of death among cancers in the United States and has the second fastest growing mortality rate. According to statistics from the National Cancer Institute (NCI), approximately 300,000 people are afflicted with NHL in the United States alone. Of that total, the NCI estimates that approximately 140,000 people have low-grade NHL or transformed low-grade NHL, an aggressive, difficult to treat, and particularly deadly form of the disease. Typically, the response rates and duration of response for NHL patients decline with each subsequent course of chemotherapy. The American Cancer Society estimates that 24,400 people will die of non-Hodgkin’s lymphoma in the United States this year.

Healthcare professionals and their patients can call 1-877-4BEXXAR for more information on BEXXAR.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

About GlaxoSmithKline

GlaxoSmithKline (NYSE: GSK) is one of the world’s leading research-based pharmaceutical and healthcare companies. GlaxoSmithKline is committed to improving the quality of human life by enabling cancer patients to do more, feel better and live longer. For more information, visit www.gsk.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the prospects for regulatory approval of our product candidate, BEXXAR and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the failure of FDA to approve the commercial sale of BEXXAR despite the FDA Advisory Panel’s vote, and the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GlaxoSmithKline Forward-Looking Statements

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under Risk Factors in the Operating and Financial Review and Prospects in the Company’s Annual Report on Form 20-F for 2001, filed with the US Securities and Exchange Commission.

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